                                    U. S. Bancorp and Subsidiaries
Computation of Ratios of Consolidated Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                            (in Thousands)


                                                       For the Years Ended December 31,

                                             1996        1995        1994        1993         1992
                                          ----------  ----------  ----------  -----------  ---------

Considering Interest on Deposits as an Operating
Expense

Net income                                $ 478,894   $ 328,971   $ 254,666   $  341,136   $ 211,556

Accounting change                                --          --          --           --      59,890

Income taxes                                262,958     180,268     108,531      163,691     120,503
                                          ---------   ---------   ---------    ---------   ---------

  Earnings before income taxes and
  accounting changes                        741,852     509,239     363.197      504,827     391,949
                                          ---------   ---------   ---------    ---------   ---------



Add:  Fixed Charges

  Interest on borrowed funds including
  capitalized interest                      248,967     283,059     215,004      172,414     217,261

  Interest income from federal funds sold(A) (5,511)     (3,959)     (3,090)      (5,259)    (11,562)

  Interest component of leases(B)            16,192      17,623      18,510       17,310      15,257

  Preferred dividends(C)                     18,880      18,865      17,380       18,036       9,874
                                          ---------   ---------   ---------    ---------   ---------

Total fixed charges                         278,528     315,588     247,804      202,501     230,830

Less:  capitalized interest                      --          --         (93)         (96)       (470)
                                          ---------   ---------   ---------    ---------   ---------

Fixed charges                               278,528     315,588     247,711      202,405     230,360
                                          ---------   ---------   ---------    ---------   ---------

Earning before income taxes, accounting
changes and fixed charges                $1,020,380  $  824,827  $  610,908   $  707,232  $  622,309
                                          =========   =========   =========    =========   =========



Ratios of earnings to total fixed charges      3.66x       2.61x       2.47x        3.49x       2.70x
                                           ========    ========    ========    =========    ========



Considering Interest on Deposits as Fixed Charges(A)

Fixed charges as shown above              $  278,528  $ 315,588   $ 247,804   $  202,501   $ 230,830

Interest on deposits                         768,170    710,044     523,780      525,807     608,439
                                           ---------  ---------   ---------    ---------   ---------

Total fixed charges                        1,046,698  1,025,632     771,584      728,308     839,269

Less: capitalized interest                        --         --         (93)         (96)       (470)
                                           ---------  ---------   ---------    ---------   ---------

Fixed charges                              1,046,698  1,025,632     771,491      728,212     838,799



Add: earnings before income taxes and
accounting changes                           741,852    509,239     363,197      504,827     391,949
                                           ---------  ---------   ---------    ---------   ---------



Earning before income taxes, accounting
changes and fixed charges                 $1,788,550 $1,534,871  $1,134,688   $1,233,039  $1,230,748
                                           =========  =========   =========    =========   =========



Ratios of earnings to total fixed charges       1.71x      1.50x       1.47x        1.69x       1.47x
                                            =========  =========   =========    =========   =========


A     Approximates   interest   expense   related  to  federal  funds  purchased
      transactions for purposes other than funding of banking subsidiaries' operations.

B Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

C Preferred dividends were increased to amounts representing pretax earnings that would be required to cover the dividend requirements.



                                      - 2 -